Exhibit 10.13(f)

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 406

AMENDMENT NUMBER 6 TO AMENDED

AND RESTATED LETTER AGREEMENT GCT-026/98

This Amendment Number 6 to Amended and Restated Letter Agreement GCT-026/98, dated as of May 30, 2003 (“Amendment No. 6”) relates to the Amended and Restated Letter Agreement GCT-026/98 (the “Letter Agreement”) between Embraer - Empresa Brasileira de Aeronáutica S.A. (“Embraer”) and Republic Airways Holdings Inc. (“Buyer”) dated April 19, 2002, which concerns the Amended and Restated Purchase Agreement GCT-025/98 (the “Purchase Agreement”), as amended from time to time (collectively referred to herein as the “Agreement”). This Amendment No. 6 is between Embraer and Buyer, collectively referred to herein as the “Parties”.

This Amendment No. 6 sets forth further agreements between Embraer and Buyer relative to Buyer’s purchase of two (2) Special Aircraft in accordance with Article 5 of the Purchase Agreement  and its option to purchase ten (10) Option Special Aircraft  in accordance with Article 24 of the Purchase Agreement, as amended by Amendment No. 4 to the Purchase Agreement dated as of the date hereof.  This Amendment No. 6 also sets forth changes in the configuration of the EMB-140 Aircraft described in Schedule “6” and certain specific and exclusive conditions for the Special Aircraft and for Delta Aircraft [*].

This Amendment No. 6 constitutes an amendment and modification of the Letter Agreement.  All terms defined in the Agreement and not defined herein shall have the meaning given in the Agreement when used herein, and in case of any conflict between this Amendment No. 6 and the Agreement, the terms of this Amendment No. 6 shall control.

WHEREAS, in connection with the Parties’ agreements as described above, the Parties have agreed to modify the Letter Agreement as provided below;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Embraer and Buyer do hereby agree as follows:

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.  THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

*Confidential

1. Scope of Amendment: Except as provided in this Amendment No. 6, the terms of the Letter Agreement applicable to Other Option Aircraft shall apply to the Special Aircraft..

2.  [*] Support for Special Aircraft:  Article [*] of the Letter Agreement [*] apply to the Special Aircraft.

3.  Spare Parts Credit: Article 2 of the Letter Agreement is hereby deleted and replaced with the following:

2.1 Embraer will provide Buyer a spare parts (except engines, engine related parts and APU) and ground support equipment credit of [*].

[*]

2.3 The spare parts credit shall be made available to Buyer upon [*]. If for any reason the Purchase Agreement is partially terminated in relation to any Aircraft, then Buyer shall pay to Embraer [*] per each applicable terminated Aircraft for which such spare parts credit for any reason has already been provided to Buyer. Each spare part credit shall only be made available to Buyer in the event there is [*]. If any such credit is not so made available to Buyer because [*], such credit shall be made available [*]. Any portion of such credit which remains unused [*] shall be deemed to have been waived by Buyer, and no further compensation shall be due [*] for such spare parts credit. Such spare parts credit shall be applied against [*].

4.  Financing for the Special Aircraft: Article 4 of the Letter Agreement shall not apply to the Special Aircraft.  Embraer shall provide financing assistance for the Special Aircraft pursuant to the Finance Term Sheet attached hereto as Schedule “8” to the Letter Agreement.

5.  Aircraft Escalation Price for the Special Aircraft: Article 5 of the Letter Agreement shall not apply to [*] Special Aircraft. The following [*] shall apply to [*] Special Aircraft:

A.          The Basic Prices are subject to [*].

B.          The [*] shall be subject to [*].

C.          The calculation of the [*] shall be made for [*].

D.          The Purchase Price for such Aircraft shall be [*]

[*]

*Confidential

E.           The conditions described above shall only be applicable [*].

6.  Additional Aircraft Guarantees:

A.                In Article 1 of Amendment No. 5 to the Letter Agreement, the words [*] shall be deleted and replaced by [*].

B.                Article 7 of the Letter Agreement shall be deleted and replaced with the following text:

“the direct maintenance cost guarantee as specified in Schedule “4” (“DMCG”) shall apply to and include the [*] aircraft previously delivered under the Original Purchase Agreement, [*] Delta Aircraft, [*], and any [*] provided that all aircraft shall be [*] except as stated below.  The DMCG shall also apply to and include [*] if [*] in accordance with [*], subject to the provisions of [*].  For the avoidance of doubt, if [*], then (a) the [*] shall remain as provided in Schedule [*], (b) Buyer shall be responsible to [*] pursuant to the DMCG, and (c) Embraer shall at all times be entitled to [*] with respect to all rights and obligations [*] under the DMCG.”

7.  Conversion of the Special Aircraft: Article 8 of the Letter Agreement shall not apply to the Special Aircraft.

8.  EMB-140 Aircraft Configuration Change: The following configuration change is applicable for the EMB-140 Aircraft and shall be applicable to Schedule “6” to the Letter Agreement.

8.1 New [*]

Each of the newly manufactured EMB-140 Aircraft shall be configured with a new [*]. As a result of this modification, the EMB-140 Aircraft manufacturer empty weight (MEW) shall be [*] which shall be considered in all [*] contemplated in the Purchase Agreement, and [*] Aircraft Basic Price.

9.  Exclusive conditions for Delta Aircraft [*]: The following conditions are applicable to Delta Aircraft [*]

9.1 The Delta Aircraft [*] to be delivered to Buyer will be the [*].  These aircraft will [*] according to Delta Aircraft configuration as per Attachment A-4.

9.2 Each such Delta Aircraft [*] will have [*]. Such [*] shall be [*].

10. Thrust reversers: Embraer shall apply for FAA certification of EMB-145 aircraft [*] thrust reversers and expects to have such certification by September 2003. Once the EMB-145 LR version aircraft is certified, Buyer shall have the choice to remove the

*Confidential

thrust reverse from its aircraft in the production line provided that Embraer is notified of its choice at least, [*] months before the Contractual Delivery Date of the relevant aircraft. Should Buyer choose to have the thrust reversers removed from its Aircraft, each relevant Aircraft Basic Price shall be [*]. In such case, Embraer will provide the necessary amendment to the Purchase Agreement to reflect such configuration change and respective [*] in the Aircraft Basic Price.

11. Return of Initial Deposit referring to five (5) [*] Delta Option Aircraft:

On May 30, 2003 or at the time this Amendment No. 6 is signed by the Parties, whichever occurs later, Embraer shall pay to Buyer an amount of [*], which is the initial deposit [*] referring to the five (5) [*] Delta Option Aircraft.

Embraer and Buyer, by this document, release each other from the rights and obligations specified in the Purchase Agreement to the extent related to five (5) [*] Delta Option Aircraft, and expressly undertake not to make any further claims against each other in the future with respect to such five (5) [*] Delta Option Aircraft subject of the Purchase Agreement.

12. Miscellaneous:  All other provisions of the Agreement which have not been specifically amended or modified by this Amendment No. 6 shall remain valid in full force and effect without any change.

*Confidential

IN WITNESS WHEREOF, Embraer and Buyer, by their duly authorized officers, have entered into and executed this Amendment No. 6 to be effective as of the date first written above.

EMBRAER – Empresa Brasileira de Aeronáutica S.A.		Republic Airways Holdings Inc.

By	/s/ Frederico Fleury Curado	By	/s/ Jay Maymudes

Name: Frederico Fleury Curado		Name: Jay Maymudes

Title: Executive Vice President Civil Aircraft		Title: Vice President

By	/s/ Flavio Rimoli

Name: Flavio Rimoli

Title: Sr. Vice President Airline Market

Date:		Date:

Place:		Place:

Witness:	/s/ Fernando Bueno	Witness:	/s/ Arthur Amron

Name:	Fernando Bueno	Name:	Arthur Amron

CONFIDENTIAL

Schedule “8” FINANCING TERM SHEET

This Financing Term Sheet describes the general terms and conditions of the financing assistance to be offered by Embraer to Buyer for the [*] aircraft referred to below. (References to Buyer in this Financing Term Sheet shall be deemed to include Chautauqua where the context so requires).

Embraer will use commercially reasonable efforts to obtain [*] financing for the Aircraft, as defined hereinafter, based on the following basic terms and conditions:

Aircraft:	[*] Aircraft, as defined in Amendment Number 4 to Amended and Restated Purchase Agreement GCT025/98 (“Amendment No. 4 to the Purchase Agreement”).

Aircraft Price:	In accordance with Amendment No. 4 to the Purchase Agreement.

[*]	[*]

Support for [*] Aircraft:	Buyer expects to finance [*] Aircraft by means of [*] . For [*] , Embraer will offer [*] . The terms [*] shall be [*]. [*].

Buyer may also finance the [*] Aircraft at delivery by means of [*] If Buyer does so, [*] Embraer shall offer [*] The terms [*] shall be [*]

Support for [*] Aircraft:

Aircraft interim or permanent financing assistance for [*] Aircraft will be provided in the form of [*] financing (the “ [*] Financing”), which may require the utilization of special purpose corporation(s) and/or trust arrangements, and shall consist of following main terms and conditions:

Debt Provider:	[*]

Financed Amount:	For [*] , up to [*] of the Aircraft Purchase Price [*] , with Buyer to pay no less than [*] itself.

For [*] , up to [*] of the Aircraft Purchase Price [*] with Buyer to pay no less than [*] itself.

*   Confidential

Security:

For each of the loans, the Debt Provider shall receive a perfected security interest qualifying for the protections of Section 1110 of the Bankruptcy Code. The security interest shall be [*] In addition, [*]

Debt Tenor:	[*] years, payable in [*] and a maximum average [*]

Debt Rate:	[*] for [*] Aircraft [*] established by [*]

[*] for [*] Aircraft, established by [*]

Conditions Precedent:

(1) Absence of any material adverse change in the business, operations or financial condition of Buyer as reflected in its year-end audited financial statements for the year ended December 31, 2002 [*] In addition, the parties specifically agree that the following events in and of themselves shall not constitute material adverse changes in the business, operations or financial condition of Buyer (provided that, for the avoidance of doubt, such events may contribute to such a material adverse change): [*]

(2) Absence of litigation [*] provided that if Buyer [*] and [*] this condition shall only [*]

(3) Termination of [*]

(4) No changes or amendments to Section 1110 of the United States Bankruptcy Code as currently legislated and interpreted in a manner that would materially adversely affect the financing parties in a United States aircraft financing, and that has had a materially adverse effect on the aircraft financing market; provided that if such effect [*] this condition shall [*]

(5) Buyer shall cooperate with any financing party, or any other participant in the financing structure, and shall provide financial and other information reasonably requested by such participants.

(6) There shall not be a monetary default by Buyer with respect to the pertinent financing parties at the time of financing.

*   Confidential

(7) Buyer shall waive trial by jury in respect of any claim based upon or arising out of financings and resulting transactions.

(8) All payments to be made by the Buyer in favor of the financing parties shall be free and clear of any taxes, levies, duties or other deductions of whatever nature including standard gross up provisions.

(9) All legal fees and disbursements, and out-of-pocket expenses [*] associated with this transaction, including but not limited to registration fees/expenses that are customary in aircraft transactions, shall be for the account of Buyer and shall be paid by it on closing.

*   Confidential